Exhibit 99.1
------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


(Mark One)

[ X ] Quarterly report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

For the quarterly period ended June 30, 1998, or

[   ]    Transition report pursuant to Section 13 or 15(d) of the Securities
         Exchange Act of 1934

For the transition period from  ______               to  ______

Commission file number        0-26124
                         -----------------

         PARADIGM TECHNOLOGY, INC.
         -----------------------------------------------------------------
         (Exact name of registrant as specified in its charter)

         DELAWARE                           77-0140882
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         (State or other jurisdiction of
         incorporation or organization)     (I.R.S. Employer Identification No.)

         694 TASMAN DRIVE, MILPITAS, CALIFORNIA                95035
         ----------------------------------------------------------------
         (Address of principal executive offices)            (Zip code)

         (408) 954-0500
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         (Registrant's telephone number, including area code)


         ----------------------------------------------------------------
         (Former name, former address and former fiscal year, if changed since last report)

         Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.


         Yes          X             No
                   ------                  ------

         Indicate by check mark whether the registrant has filed all documents and reports required to be filed by Sections 12, 13 or 15(d) of the Securities Exchange Act of 1934 subsequent to the distribution of securities under a plan confirmed by a court.

         Yes           X            No
                   ------                  ------

         The number of shares of the Registrant's Common Stock, $.01 par value, outstanding as of June 30, 1998 was 1,779,401.

                                TABLE OF CONTENTS

PART I.         FINANCIAL INFORMATION........................................3

     Item 1.    Financial Statements.........................................3

     Item 2.    Management's Discussion and Analysis of Financial
                Condition and Results of Operations.........................14

     Item 3.    Quantitative and Qualitative Disclosures About Market Risk..28

PART II.        OTHER INFORMATION...........................................29

     Item 1.    Legal Proceedings...........................................29

     Item 4.    Submission of  Matters to a Vote of Security Holders........31

     Item 6.    Exhibits and Reports on Form 8-K............................32

Signature       ............................................................32

EXHIBIT 27.1    Financial Data Schedule.....................................34

PART I.  FINANCIAL INFORMATION

Item 1.  Financial Statements

                                        PARADIGM TECHNOLOGY, INC.
                                         STATEMENTS OF OPERATIONS



                                 (In thousands, except per share amounts)
                                               (unaudited)

                                                        QUARTER ENDED                 SIX MONTHS ENDED
                                               -----------------------------    ----------------------------

                                                    JUNE 30,       JUNE 30,       JUNE 30,       JUNE 30,
                                                      1998           1997           1998           1997
                                                -------------   ------------   ------------   ------------

SALES, NET                                           $1,036         $3,466          $2,950         $7,038


Cost of goods sold                                    1,365          3,046           3,135          6,360
                                                -------------   ------------   ------------   ------------

          GROSS PROFIT (LOSS)                          (329)           420            (185)           678
                                                -------------   ------------   ------------   ------------

          Research and development                      289            777             593          1,960

          Selling, general and administrative           753          1,190           1,498          2,815

          TOTAL OPERATING EXPENSES                    1,042          1,967           2,091          4,775
                                                -------------   ------------   ------------   ------------

Operating income (loss)                              (1,371)        (1,547)         (2,276)        (4,097)

Interest expense                                         86             74             157            116

Other (income) expense, net                               0           (536)            (38)          (506)

Income (loss) before taxes                           (1,457)        (1,085)         (2,395)        (3,707)

Provision (benefit) for income taxes                     --             --              --             --
                                                -------------   ------------   ------------   ------------

NET LOSS                                            ($1,457)       ($1,085)        ($2,395)       ($3,707)
                                                =============   ============   ============   ============

Accretion on Preferred Stock                             $0          ($347)           ($30)         ($735)

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS

                                                    ($1,457)       ($1,432)        ($2,425)       ($4,442)
                                                =============   ============   ============   ============

EARNINGS (LOSS) PER SHARE - BASIC                    ($0.82)        ($1.88)         ($1.52)        ($5.98)
                                                =============   ============   ============   ============



WEIGHTED AVERAGE SHARES OUTSTANDING                   1,777            762           1,598            743
                                                =============   ============   ============   ============


            See accompanying notes to condensed financial statements.

                                    PARADIGM TECHNOLOGY, INC.
                                     CONDENSED BALANCE SHEET
                                          (In Thousands)
                                           (unaudited)

                                                           AT JUNE 30, 1998     AT DEC. 31, 1997
                                                           ----------------     ----------------
ASSETS:

     Cash and Short-term Investments                               $254                $461
     Accounts Receivable, net                                       891               2,705
     Inventory                                                    2,230               2,580
     Other Current Assets                                           158                 544
                                                          -----------------------------------------

     TOTAL CURRENT ASSETS                                         3,533               6,290

     Property and Equipment, net                                  2,305               2,737
     Other Assets                                                   113                 263
                                                          -----------------------------------------

            TOTAL ASSETS                                         $5,951              $9,290
                                                          =========================================

LIABILITIES AND STOCKHOLDERS' EQUITY

     Line of Credit                                                $989              $1,719
     Current Portion, Long-term Debt                                129                 192
     Accounts Payable and Other Accrued Liabilities               3,899               3,964
                                                          -----------------------------------------
                      TOTAL CURRENT LIABILITIES                   5,017               5,875

     Long-term Debt                                                 262                 342
     Deferred Rent                                                   54                  64
                                                          -----------------------------------------

            TOTAL LIABILITIES                                     5,334               6,281
                                                          -----------------------------------------

     Stockholders' Equity                                        43,215              43,181
     Retained Earnings (Deficit)                                (42,597)            (40,172)
                                                          -----------------------------------------

            TOTAL STOCKHOLDERS' EQUITY                              618               3,009
                                                          -----------------------------------------

            TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY           $5,951              $9,290
                                                          =========================================


            See accompanying notes to condensed financial statements.

                                         PARADIGM TECHNOLOGY, INC.
                                     CONDENSED STATEMENTS OF CASH FLOWS
                                               (In thousands)
                                                (unaudited)

                                                                                Six months ended
                                                                     ----------------------------------------
                                                                        June 30 1998         June 30 1997
                                                                     -------------------  -------------------
Cash flows from operating activities:

       Net income (loss)                                                      $  (2,395)           $  (3,707)
       Adjustments to reconcile net income (loss)
       to net cash from operating activities:
            Depreciation                                                            432                1,210
            Loss on disposition of fixed assets                                       -                  134
            Changes in operating assets and liabilities:
                Accounts receivable                                               1,814                  198
                Inventory                                                           350              (1,092)
                Other assets                                                        536                3,501
                Accounts payable and accrued liabilities                           (75)              (1,999)

                                                                                      -                    -
                                                                     -------------------  -------------------
            Net cash provided by (used in) operating activities                     662              (1,755)

Cash flows used in investing activities:
       Purchases of Capital equipment                                                 -                (261)
                                                                     -------------------  -------------------
Net cash provided by (used in) investing activities:                                  -                (261)
                                                                     -------------------  -------------------

Cash flows from financing activities:
       Line if credit increase (decrease)                                         (730)                  474
       Payments on capital leases                                                  (59)                 (75)
       Payments of notes payable                                                   (84)                    -
       Issuance of Common Stock                                                       4                   29
       Issuance of Redeemable Convertible Preferred Stock                             -                1,880
                                                                     -------------------  -------------------
Net cash provided by financing activities                                         (869)                2,308
                                                                     -------------------  -------------------

Net increase (decrease) in cash and cash equivalents                              (207)                  292
Cash and cash equivalents:
       Beginning of period                                                          461                  587
                                                                     -------------------  -------------------
       End of period                                                          $     254            $     879
                                                                     -------------------  -------------------

Supplemental cash flow information:
       Interest paid                                                          $     157            $     116
                                                                     ===================  ===================
       Income taxes paid                                                      $       -            $       -
                                                                     ===================  ===================
Supplemental disclosure of non cash items:
       Issuance of warrant in connection with sale of Convertible
       Preferred Stock                                                        $       -            $      67
                                                                     ===================  ===================
       Accretion on Convertible Preferred Stock                               $      30            $     735
                                                                     ===================  ===================


            See accompanying notes to condensed financial tatements.

NOTE 1:  Basis of Presentation

The unaudited condensed financial statements have been prepared by Paradigm Technology, Inc. ("Paradigm" or the "Company"), pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been condensed or omitted pursuant to such rules and regulations.

In the opinion of management, the unaudited interim condensed financial statements included herein have been prepared on the same basis as the December 31, 1997 audited financial statements, contained in the Company's annual report on Form 10-K Amendment No. 1 filed on June 6, 1998 and include all adjustments, consisting of only normal recurring adjustments, necessary to fairly state the information set forth therein. Results for the three and six month periods ended June 30, 1998, are not necessarily indicative of the results to be expected for the entire year.

The preparation of the interim condensed financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the interim condensed consolidated financial statements and the reported amounts of revenue and expenses during the report period.
Actual results could differ from estimates.

The Company markets high speed high density Static Random Access Memory ("SRAM") products for uses in telecommunication devices, workstations and high performance personal computers to Original Equipment Manufacturers and distributors in the United States, Europe and the Far East.

The SRAM business is highly cyclical and has been subject to significant downturns at various times that have been characterized by diminished product demand, production overcapacity, and accelerated erosion of average selling prices. During the latter part of 1995 continuing into 1996, 1997 and the first six months of 1998, the market for certain SRAM devices experienced an excess supply relative to demand which resulted in a significant downward trend in prices.

The selling prices that the Company is able to command for its products are highly dependent on industry-wide production capacity and demand. In this regard, the Company did experience rapid erosion in product pricing in 1996, 1997 and during the first six months of 1998 which was not within the control of the Company. The Company could continue to experience a downward trend in pricing which could adversely affect the Company's operating results.

The Company's recent operations have consumed substantial amounts of cash. During 1997, the Company completed the private placement of 5% Series A Convertible Redeemable Preferred Stock (the "Series A Preferred Stock"), 5% Series B Convertible Redeemable Preferred Stock (the "Series B Preferred Stock") and 5% Series C Convertible Preferred Stock (the "Series C Preferred Stock") for aggregate net proceeds of approximately $4,673,000. The Company believes that it will require additional cash infusion from similar private placements of equity or other sources of liquidity, such as asset sales and equipment financing to meet the Company's projected working capital and other cash requirements. Absent additional cash infusion from private placements of equity or other sources of liquidity, such as asset sales and equipment financing, the Company's continued existence is in substantial doubt. Management does not believe it is likely to achieve any of the alternatives set forth above. The sale of additional equity or other securities could result in additional dilution to the Company's stockholders. There can be no assurance that such additional financing, if required, can be obtained on acceptable terms, if at all.

As a result of these circumstances, the Company's independent accountants' report on the Company's December 31, 1997 financial statements includes an explanatory paragraph indicating that these matters raise a substantial doubt about the Company's ability to continue as a going concern.

Management's plans for the Company's continued existence is to consummate the pending merger with IXYS Corporation ("IXYS"). On March 6, 1998, the Company entered into a definitive merger agreement providing for the acquisition of all of the outstanding capital stock of IXYS Corporation ("IXYS") in exchange for Common Stock of the Company. The exchange ratio in the Merger for the IXYS equity securities will be the greater of two ratios. The first ratio provides that upon the Merger the holders of equity securities of IXYS hold 95% of the fully diluted capitalization of the combined company and that the holders of equity securities of the Company will hold 5% of the fully diluted capitalization of the combined company. (As used herein, fully diluted capitalization means the sum of the number of shares of common stock outstanding and issuable upon exercise or conversion of all outstanding preferred stock, warrants, options and other rights.) The second ratio provides that the value associated with the fully diluted with the fully diluted capitalization of IXYS, at the time of the consummation of the Merger, be at least $150 million, based upon an average of the closing prices of the Company's Common Stock prior to the Company's stockholders meeting. Consummation of the merger requires the approval of the Company's and IXYS' stockholders and various regulatory agency approvals.

On August 4, 1998, the Company held its Annual Stockholders Meeting at which time it was adjourned until August 10, 1998 to allow time to receive sufficient stockholder votes. On August 10, 1998, the Company reconvened and again adjourned its Annual Stockholders Meeting until August 25, 1998.

This report on Form 10-Q for the quarter ended June 30, 1998 should be read in conjunction with the audited financial statements as of December 31, 1997, and the notes thereto included in the Company's Annual Report on Form 10-K Amendment No. 1 filed with the Securities and Exchange Commission on June 6, 1998.

NOTE 2:  Reverse Stock Split

On May 1, 1998, the Company's stockholders approved a 10-for-1 reverse stock split of the Company's Common Stock, such that every 10 shares were combined into one share of Common Stock. All prior period common shares and per share data in these financial statements have been restated to reflect this stock split.

NOTE 3:  Net Income (Loss) Per Share

During the quarter ended December 31, 1997, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). SFAS 128 requires presentation of both Basic EPS and Diluted EPS. Basic EPS is computed by dividing net income available to common stockholders (numerator) by the weighted average number of common shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during a period. In computing Diluted EPS, the average price for the period is used in determining the number of shares assumed to be purchased from exercise of stock options, warrants and Convertible Preferred Stock. Net income
(loss) per share for all prior periods presented has been restated to conform to the provisions of SFAS 128.

Following is a reconciliation of the numerators and denominators of the Basic and Diluted EPS computations for the period presented below.

                                                             Three Months                       Six Months
                                                      Ended             Ended             Ended            Ended
                                                  June 30, 1998     June 30, 1997     June 30, 1998    June 30, 1997
                                                  -------------     -------------     -------------    -------------

Net loss from operations                             $   (1,457)       $   (1,085)        $  (2,395)     $    (3,707)
Accretion on Convertible Preferred Stock                       0             (347)              (30)            (735)
                                                  ---------------  ----------------  ---------------- ----------------
Net loss attributable to Common shareholders         $   (1,457)       $   (1,432)        $  (2,425)     $    (4,442)
                                                  ===============  ================  ================ ================
Shares calculation:
Average shares outstanding - basic                         1,777               762             1,598              743
Effect of dilutive securities:                                 0                 0                 0                0
     Stock options and warrants
     Convertible Preferred Stock                               0                 0                 0                0
                                                  --------------------------------------------------------------------

Average shares outstanding - diluted                       1,777               762             1,598              743
                                                  ===============  ================  ================ ================
Net loss per share - basic                               ($0.82)           ($1.88)           ($1.52)          ($5.98)
                                                  ===============  ================  ================ ================
Net loss per share - diluted                             ($0.82)           ($1.88)           ($1.52)          ($5.98)
                                                  ===============  ================  ================ ================


Options to purchase shares of common stock and shares issuable upon the conversion of shares of Convertible Preferred Stock were not included in the computation of diluted EPS because the inclusion of such options and shares would have been antidilutive.

NOTE 4:  Balance Sheet Detail


                                                     June 30,          Dec. 31,
                                                       1998              1997
                                                       ----              ----
Inventory (in thousands):
         Work in process                             $1,368            $1,562
         Finished goods                                 862             1,018
                                                     ------            ------
                                                     $2,230            $2,580
                                                     ======            ======

Property and equipment (in thousands):
         Machinery and equipment                     $4,081            $4,081
         Leasehold improvements                         245               245
         Furniture and fixtures                         115               115
                                                     ------            ------
                                                      4,441             4,441
         Less accumulated depreciation               (2,137)           (1,704)
                                                     ------            ------
                                                     $2,305            $2,737
                                                     ======            ======


NOTE 5:  Litigation

        On August 12, 1996, a securities class action lawsuit was filed in Santa Clara County Superior Court against the Company and Michael Gulett, Robert McClelland, Richard A. Veldhouse and Chiang Lam (the "Paradigm Defendants") and PaineWebber, Inc. The class alleged by Plaintiffs consisted of purchasers of the Company's Common Stock from November 20, 1995 to March 22, 1996, inclusive (the "Class Period"). The complaint alleges negligent misrepresentation, fraud and deceit, breach of fiduciary duty and violations of certain provisions of the California Corporate Securities Law and Civil Code. Plaintiffs seek an unspecified amount of compensatory and punitive damages. Plaintiffs allege, among other things, that the Paradigm Defendants wrongfully represented that the Company would have protection against adverse market conditions in the semiconductor market based on the Company's focus on high speed, high performance semiconductor products. Plaintiffs allege that the Paradigm Defendants made these alleged misrepresentations to enable: (i) insiders to sell their shares at a profit, (ii) Paradigm's stock price to be positioned for a secondary offering of 243,250 shares of stock (which was later withdrawn) and
(iii) Paradigm to acquire NewLogic (which acquisition was later accomplished in exchange for 31,439 shares of Paradigm's Common Stock and cash). Plaintiffs allege defendants McClelland, McDonald and Veldhouse respectively acquired 55, 54 and 63 shares of the Company's stock on January 2, 1996 at a price of $114.80 per share and sold all of the stock on the same day at a price of $135.00 per share. Plaintiffs further allege (i) defendant McClelland sold 700 shares of Paradigm's stock on or about February 22, 1996 at a price of $145.00 per share,
(ii) defendant Lam sold 313 shares of Paradigm's stock on or about February 23, 1996 at a price of $150.00 per share, which Shares were acquired by exercise of options on January 2, 1996 at a price of $5.00 per share and (iii) defendant McClelland sold 100 share of the Company's stock on February 26, 1996 at a price of $165.00. The Paradigm Defendants intend to vigorously defend the action. On September 30, 1996, the Paradigm Defendants filed a demurrer seeking to have plaintiffs' entire complaint dismissed with prejudice. On December 12, 1996, the Court sustained the demurrer as to all of the causes of action against Michael Gulett and as to all causes of actions, except for violation of certain provisions of the California Corporate Securities Law, against the remaining Paradigm Defendants. The Court, however, granted plaintiffs leave to amend the complaint to attempt to cure the defects which caused the Court to sustain the demurrer. Plaintiffs failed to amend within the allotted time.

On January 8, 1997, the Paradigm Defendants filed an answer to the complaint denying any liability for the acts and damages alleged by Plaintiffs. Plaintiffs have since served the Paradigm Defendants with discovery requests for production of documents and interrogatories, to which the Paradigm Defendants have responded. Plaintiffs have also subpoenaed documents from various third parties. The Paradigm Defendants have served Plaintiffs with an initial set of discovery requests, to which Plaintiffs have responded. The Paradigm Defendants also took the depositions of the named Plaintiffs on April 9, 1997. On January 15, 1997, Plaintiffs filed a motion to certify the matter as a class action. Plaintiffs sought by their motion to certify a nationwide class of those who purchased the Company's stock during the Class Period. After several hearings and continuances, on February 9, 1998 the Court certified a class consisting only of California purchasers of the Company's stock during the Class Period. On April 9, 1998, the Court granted Plaintiffs' motion to amend their complaint to incorporate factual allegations derived from the May 19, 1997 action described below. The Court overruled the Paradigm Defendants' demurer to the amended complaint on August 6, 1998. The Paradigm Defendants' response to the amended complaint is due to be filed on August 24, 1998. There can be no assurance that the Company will be successful in the defense of this action. If unsuccessful in the defense of any such claim, the Company's business, operating results and cash flows could be materially adversely affected.

        On February 21, 1997, an additional purported class action lawsuit was filed in Santa Clara County Superior Court against the Company and Michael Gulett, Robert McClelland, Richard A. Veldhouse, Chiang Lam, PaineWebber, Inc. and Smith Barney (the "Paradigm Defendants"), with causes of action and factual allegations essentially identical to those of the August 12, 1996 class action lawsuit. Prior to the hearing on the Paradigm Defendants' demurrer to the initial complaint, Plaintiff amended his complaint to incorporate factual allegations derived from the May 19, 1997 lawsuit described below. The Paradigm Defendants filed a demurrer to the amended complaint, which was heard on September 9, 1997. On September 10, 1997, the Court issued an order sustaining the Paradigm Defendants' demurrer as to all causes of action without leave to amend. A judgment in favor of the Paradigm Defendants dismissing the entire complaint was entered by the Court on September 23, 1997. Plaintiff has appealed the decision and filed a brief in support of his appeal. The Paradigm Defendants' responsive brief was filed March 30, 1998. Plaintiff has requested oral argument. There can be no assurances that the Company will be successful in defeating the appeal. If unsuccessful in defeating the appeal, the Company's business, operating results and cash flows could be materially adversely affected.

        On May 19, 1997, three former employees of the Company, Thomas Campbell, James Zulliger and Mark Wagenhals, filed an action in Santa Clara County Superior Court. The complaint names as defendants the Company, Michael Gulett, Richard Veldhouse, Dennis McDonald and Chiang Lam. Plaintiffs filed with the complaint a notice that they consider their case related legally and factually to the August 12, 1996 class action lawsuit described above. The complaint alleges fraud, breach of fiduciary duty and violations of certain provisions of the California Corporate Securities Law and Civil Code. Plaintiffs allege that they purchased the Company's stock at allegedly inflated prices and were damaged thereby. Plaintiffs seek an unspecified amount of compensatory, rescissory and/or punitive damages. Defendants responded to the complaint on September 12, 1997 by filing a demurrer as to all causes of action. Prior to the hearing on the demurrer, Plaintiffs amended their complaint to identify two allegedly fraudulent sale transactions. In particular, Plaintiffs allege that Paradigm reported a sale of $1,650,000 worth of products to NexGen, Inc., one of Paradigm's customers, that was not a legitimate sale. Plaintiffs allege that the order was sent to the shipping floor during the evening shift on December 31, 1995, to be out before midnight, was included in year-end sales and was returned, apparently untouched, in April 1996. In addition, Plaintiffs allege that on March 31, 1996, Paradigm shipped $1,440,080 worth of products to Arco, one of Paradigm's distributors, that was not a legitimate order. Plaintiffs allege this shipment was later returned untouched for full credit. Defendants filed a demurrer as to all causes of action in the amended complaint, which was heard on April 2, 1998. That same day, the Court issued its order sustaining the demurrer on multiple grounds, but granted Plaintiffs leave to amend the complaint by May 15, 1998. Defendants filed a demurrer in response to the second amended complaint, which is set for hearing on September 3, 1998. Plaintiffs have served the Company and two of the individual defendants with requests for production of documents, to which the Company and the individual defendants have responded. Plaintiffs also took the deposition of a third party on April 23, 1998. The Company has served plaintiff with form interrogatories, to which they have responded. The Company also took Plaintiffs' depositions on April 20-22, 1998. The deposition of one of Plaintiffs is continuing. There can be no assurance that the Company will be successful in defense of this action. If unsuccessful in the defense of any such claim, the Company's business, operating results and cash flows could be materially adversely affected.

        On May 19, 1998, an additional securities class action lawsuit was filed in the United States District Court for the Northern District of California against Paradigm and Michael Gulett, Robert McClelland, Richard A. Veldhouse and Chiang Lam. The complaint alleges violations of section 10(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), Securities and Exchange Commission Rule 10b-5 and section 20(a) of the Exchange Act. Plaintiff alleges the same class and the same substantive factual allegations that are contained in the August 12, 1996 action as amended. The Paradigm Defendants intend to vigorously defend the action. Defendants filed a motion to dismiss Plaintiff's claims with prejudice on July 27, 1998. It is set to be heard on October 2, 1998. There can be no assurances that Paradigm will be successful in the defense of this action. If unsuccessful in the defense of any such claim, Paradigm's business, operating results and cash flows could be materially adversely affected.

        The Company is involved in various other litigation and potential claims. Due to the inherent uncertainty of litigation, management is not able to reasonably estimate losses that may be incurred in relation to this litigation. However, based on the facts presently known, management believes that the resolution of these matters will not have a material adverse impact on the results of operations or the financial position of the Company.

NOTE 6:  Preferred Stock

During the quarter ended June 30, 1998, and cumulatively since the issuance of Preferred Stock, conversions of Preferred Stock into Common Stock were as follows (restated for the 10-for-1 reverse stock split effective May 1, 1998):

                                         Quarter Ended
                                           June 30,                                    Cumulative
                           ---------------------------------------            ----------------------------
                               Preferred                Common                Preferred                Common
                           Shares Converted         Shares Issued         Shares Converted         Shares Issued
                           ----------------         -------------         ----------------         -------------

Series A                            0                          0                  170                 347,170
Series B                            8                     39,373                  157                 399,241
Series C                           11                     53,262                   61                 247,642
                                  ---                     ------                  ---                 -------
                                   19                     92,636                  388                 994,053
                                  ===                     ======                  ===                 =======


As of June 30, 1998, shares of Convertible Preferred Stock outstanding were as follows:

                Series A           30
                Series B           43
                Series C           39

On July 23, 1998, the holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock issued a request for conversion of their remaining preferred stock with the condition that the conversion shall be deemed of no force and effect in the event that the pending merger with IXYS Corporation was not consummated by August 28, 1998. If the conversion had taken effect, the number of common shares issued would have been:



                                 Preferred                     Common
                             Shares Converted              Shares Issuable
                             ----------------              ---------------
                 Series A           30                         1,700,622
                 Series B           43                         2,381,635
                 Series C           39                         2,123,739

In connection with the above mentioned notice of conversion, the holders of the Series A Preferred Stock and Series B Preferred Stock requested 190,000 shares of the Common Stock issuable upon conversion of the Series A Preferred Stock and Series B Preferred Stock be delivered immediately. This request represents a conversion of approximately 3 shares of the Series A Preferred Stock and 3 shares of the Series B Preferred Stock.


NOTE 7:  Option Repricing

In March 1998, the Company's Board agreed that in order to provide incentives to its employees and directors, repricing of outstanding options was needed to align the option exercise price more closely with the fair market value of the underlying Common Stock as determined by the marketplace. Therefore, the Company implemented a program whereby option holders could exchange higher priced option shares for the same number of lower priced option shares. The new options were issued on March 6, 1998 at $3.187 per share, which is 85% of the fair market value of $3.75. Executive officers must remain active on the Company's payroll to exercise their new options. All executive officers and directors holding options were eligible to participate in this program. A total of approximately 118,000 shares were repriced which will result in compensation expense aggregating $67,000, which will be recorded over the remaining vesting period of the repriced options.

Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations

WHEN USED IN THIS FORM 10-Q, THE WORDS "ESTIMATE," "PROJECT," "INTEND," "EXPECT" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY, INCLUDING FACTORS RELATING TO THE IMPACT OF COMPETITIVE PRODUCTS AND PRICING, THE TIMELY DEVELOPMENT AND MARKET ACCEPTANCE OF NEW PRODUCTS AND UPGRADES TO EXISTING PRODUCTS, AVAILABILITY AND COST OF PRODUCTS FROM PARADIGM'S SUPPLIERS AND MARKET CONDITIONS IN THE PC INDUSTRY. FOR DISCUSSION OF CERTAIN SUCH RISK FACTORS, SEE "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS --FACTORS THAT MAY AFFECT FUTURE RESULTS." READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE HEREOF. THE COMPANY UNDERTAKES NO OBLIGATION TO PUBLICLY RELEASE UPDATES OR REVISIONS TO THESE STATEMENTS.

Results of Operations

SALES

The Company's net sales of $1.0 million and $3.0 million for the three and six month periods ended June 30, 1998 decreased 70% and 58% from sales of $3.5 million and $7.0 million in the corresponding period in fiscal year 1997. The Company has continued to experience a significant downward trend in pricing that began in late 1995 in addition to lower volumes of units shipped when compared to 1997. The reduced selling prices of the Company's products and reduced unit shipments are both principally a result of the significant excess supply of SRAM devices relative to demand that the SRAM market has been experiencing since late 1995.

The SRAM business is highly cyclical and has been subject to significant downturns at various times that have been characterized by diminished product demand, production overcapacity, and accelerated erosion of average selling prices. During the latter part of 1995 continuing into 1996, 1997 and the first six months of 1998, the market for certain SRAM devices experienced an excess supply relative to demand which resulted in a significant downward trend in prices.

The selling prices that Paradigm is able to command for its products are highly dependent on industry-wide production capacity and demand. In this regard, paradigm did experience rapid erosion in product pricing in 1996, 1997 and during the first six months of 1998 which was not within the control of Paradigm. Paradigm could continue to experience a downward trend in pricing which could adversely affect Paradigm's operating results.

GROSS PROFIT

Gross losses were $329,000 and $185,000 for the three and six month periods ended June 30, 1998, compared to gross profits of $420,000 and $678,000 for the comparable periods in fiscal 1997. The Company continues to experience industry-wide pricing pressures caused by an oversupply in the worldwide SRAM marketplace. These pricing pressures directly impacted profits as average selling prices of the Company's products declined during the quarter ended June 30, 1998 when compared to the comparable periods in 1997.

The Company's future needs for wafers will continue to be supplied by third parties. Constraints or delays in the supply of the Company's products, whether because of capacity constraints, unexpected disruptions at the current or future foundries or assembly houses, delays in obtaining additional production at the existing foundry or in obtaining production from new foundries, shortages of raw materials, or other reasons, could result in the loss of customers and other material adverse effects on the Company's operating results, including effects that may result should the Company be forced to purchase products from higher cost foundries or pay expediting charges to obtain additional supply.

RESEARCH AND DEVELOPMENT

Research and development expenses decreased to $289,000 and $593,000 in the three and six month periods ended June 30, 1998 from $777,000 and $2.0 million in the corresponding period in fiscal 1997. As a percentage of revenues, these expenses have increased to 27% and decreased to 20% in the three and six month periods ended June 30, 1998 from 22% and 28% in the corresponding period of 1997. This decrease is due to the shutdown of NewLogic and other cost cutting measures implemented by the Company.

SELLING, GENERAL AND ADMINISTRATIVE

Selling, general and administrative expenses were $753,000 and $1.5 million in the three and six month periods ended June 30, 1998 compared to $1.2 million and $2.8 million in the comparable period in 1997. This decline is attributable to the cost cutting measures implemented by the Company.

INTEREST EXPENSE, NET

Interest expense, net, of $86,000 and $157,000, for the three and six month periods ended June 30, 1998, compares to $74,000 and $116,000 in the corresponding period in fiscal 1997.

TAXES

The Company provides for income taxes during interim reporting periods based upon an estimated annual tax rate. During the three and six month periods ended June 30, 1998, the Company recorded a loss for tax purposes. The Company has net operating loss carryforwards to offset future regular and alternative minimum taxable income. The Company's net operating loss carryforwards expire through 2011, if not utilized.

LIQUIDITY AND CAPITAL RESOURCES

The Company's operating, investing and financing activities used $207,000 in cash in the six month period ended June 30, 1998 compared to generating $292,000 of cash in the comparable period in 1997. Operating activities provided $662,000 in cash in 1998 compared to a use of $1.8 million of cash in 1997. This increase is primarily due to a smaller net loss as a result of reductions in operating expenses and a decrease in accounts receivable balances.

There were no investing activities in the 1998 period compared to fixed asset purchases of $261,000 in the 1997 period. This is due to the fact that the Company has successfully transferred its manufacturing and testing activities to outside foundries and sub contractors.

Financing activities used $869,000 in the 1998 period compared to providing $2.3 million in the 1997 period. Borrowing under the Company's line of credit decreased by $730,000 in the 1998 period compared to the 1997 period. This is due to lower revenue in the 1998 period compared to the 1997 period and a change in the terms of the line of credit agreement with Greyrock Business Credit.

In November 1996, the Company replaced an existing line of credit with a line of credit from Greyrock Business Credit with a borrowing limit of $6,000,000. Borrowings under this new line of credit with Greyrock Business Credit were limited to up to 80% of eligible receivables and interest was at the greater of LIBOR plus 5.25% or 9%.

In October 1997, the Company renewed its line of credit with Greyrock Business Credit with certain modifications. Borrowing was limited to the lesser of $5 million or the sum of (a) 80% of the amount of eligible receivables owing from original equipment manufacturers; plus (b) 70% of the amount of eligible receivables owing from distributors. The interest rate remained unchanged from the November 1996 agreement.

In January 1998, the Company amended its line of credit with Greyrock Business credit to limit borrowing to the lesser of $5 million or the sum of (a) 80% of the amount of eligible receivables owing from original equipment manufacturers; plus (b) 50% of the amount of eligible receivables owing from distributors. The interest rate remained unchanged from the November 1996 agreement. At June 30, 1998, the outstanding balance under this line of credit was approximately $989,000. The line of credit is secured by the Company's trade receivables, inventory, equipment and general intangibles.

The Company's recent operations have consumed substantial amounts of cash. During 1997, the Company completed the private placement of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock for aggregate net proceeds of approximately $4,673,000. The Company believes that it will require additional cash infusion from similar private placements of equity or other sources of liquidity, such as asset sales and equipment financing to meet the Company's projected working capital and other cash requirements. Absent additional cash infusion from private placements of equity or other sources of liquidity, such as asset sales and equipment financing, the Company's continued existence is in substantial doubt. Management does not believe it is likely to achieve any of the alternatives set forth above. The sale of additional equity or other securities could result in additional dilution to the Company's stockholders. There can be no assurance that such additional financing, if required, can be obtained on acceptable terms, if at all.

As a result of these circumstances, the Company's independent accountants' report on the Company's December 31, 1997 financial statements includes an explanatory paragraph indicating that these matters raise a substantial doubt about the Company's ability to continue as a going concern.

         Management's plans for the Company's continued existence is to consummate the pending merger with IXYS. On March 6, 1998, the Company entered into a definitive merger agreement providing for the acquisition of all of the outstanding capital stock of IXYS in exchange for Common Stock of the Company. The exchange ratio in the Merger for the IXYS equity securities will be the greater of two ratios. The first ratio provides that upon the Merger the holders of equity securities of IXYS hold 95% of the fully diluted capitalization of the combined company and that the holders of equity securities of the Company will hold 5% of the fully diluted capitalization of the combined company. (As used herein, fully diluted capitalization means the sum of the number of shares of common stock outstanding and issuable upon exercise or conversion of all outstanding preferred stock, warrants, options and other rights.) The second ratio provides that the value associated with the fully diluted with the fully diluted capitalization of IXYS, at the time of the consummation of the Merger, be at least $150 million, based upon an average of the closing prices of the Company's Common Stock prior to the Company's stockholders meeting. Consummation of the merger requires the approval of the Company's and IXYS' stockholders and various regulatory agency approvals.

On August 4, 1998, the Company held its Annual Stockholders Meeting at which time it was adjourned until August 10, 1998 to allow time to receive sufficient stockholder votes. On August 10, 1998, the Company reconvened and again adjourned its Annual Stockholders Meeting until August 25, 1998.

If approved, the transaction is anticipated to be accounted for as a purchase of the Company by IXYS for financial reporting purposes.


FACTORS THAT MAY AFFECT FUTURE RESULTS

THE OPERATIONS AND BUSINESS PROSPECTS OF THE COMPANY ARE SUBJECT TO CERTAIN QUALIFICATIONS BASED ON POTENTIAL BUSINESS RISKS FACED BY THE COMPANY. THIS FORM 10-Q SHOULD BE REVIEWED IN LIGHT OF THE POTENTIAL EFFECTS OF EVENTS THAT MAY OCCUR AS OUTLINED IN THE FOLLOWING RISK FACTORS. READERS OF THIS REPORT SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS IN ADDITION TO THE OTHER INFORMATION PRESENTED IN THIS FORM 10-Q.

UNCERTAINTY OF FUTURE PROFITABILITY; NEED FOR ADDITIONAL FUNDS. The Company's recent operations have consumed substantial amounts of cash and have generated net losses. The Company believes that it will require additional cash infusions from private placements or other equity financings to meet the Company's projected working capital and other cash requirements in 1998. The sale or issuance of additional equity or convertible debt securities could result in additional dilution to the Company's stockholders. There can be no assurance that additional financing, if required, will be available when needed or, if available, will be on terms acceptable to the Company.

CONTINUING LOSSES AND DOUBTFUL ABILITY TO CONTINUE AS A GOING CONCERN. As a result of the Company's net losses, and the Company's dependence on additional financing, the Company's independent accountants' report on the Company's December 31, 1997 financial statements includes an explanatory paragraph indicating that these matters raise a substantial doubt about the Company's ability to continue as a going concern. The Company is seeking to consummate the pending merger with IXYS to assure the Company's continued existence. However, there can be no assurance that the Company's efforts will be successful.

DILUTION OF COMMON STOCK. The issuance of additional shares of Common Stock upon conversion of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock and upon consummation of the pending merger with IXYS, if approved by the stockholders, will have a dilutive effect on the Common Stock outstanding prior to such issuances.

FLUCTUATIONS IN QUARTERLY RESULTS. The Company has experienced significant quarterly fluctuations in operating results and anticipates that these fluctuations will continue. These fluctuations have been caused by a number of factors, including changes in manufacturing yields by contracted manufacturers, changes in the mix of products sold, the timing of new product introductions by the Company or its competitors, cancellation or delays of purchases of the Company's products, the gain or loss of significant customers, the cyclical nature of the semiconductor industry and the consequent fluctuations in customer demand for the Company's devices and the products into which they are incorporated, and competitive pressures on prices. A decline in demand in the markets served by the Company, lack of success in developing new markets or new products, or increased research and development expenses relating to new product introductions could have a material adverse effect on the Company. Moreover, because the Company sets spending levels in advance of each quarter based, in part, on expectations of product orders and shipments during that quarter, a shortfall in revenue in any particular quarter as compared to the Company's plan could have a material adverse effect on the Company.

DECLINING SRAM PRICES. Beginning in late 1995 and continuing into 1996, 1997 and 1998, the market for certain SRAM devices experienced a significant excess supply relative to demand, which resulted in a significant downward trend in prices. The market for the Company's products could continue to experience a downward trend in pricing which could adversely affect the Company's operating results. The Company's ability to maintain or increase revenues in light of the current downward trend in product prices will be highly dependent upon its ability to increase unit sales volumes of existing products and to introduce and sell new products in quantities sufficient to compensate for the anticipated declines in average selling prices of existing products. Declining average selling prices will also adversely affect the Company's gross margins unless the Company is able to reduce its costs per unit to offset such declines. There can be no assurance that the Company will be able to increase unit sales volumes, introduce and sell new products or reduce its costs per unit.

The semiconductor industry is highly cyclical and has been subject to significant economic downturns at various times, characterized by diminished product demand, production over capacity and accelerated erosion of average selling prices. During 1996, 1997 and throughout 1998, the market for certain SRAM devices experienced an excess supply relative to demand which resulted in a significant downward trend in prices. The Company expects to continue to experience a downward trend in pricing which could adversely affect the Company's operating margins. The selling prices that the Company is able to command for its products are highly dependent on industry-wide production capacity and demand, and as a consequence the Company could experience rapid erosion in product pricing which is not within the control of the Company and which could adversely effect the Company's operating results. The Company expects that additional SRAM production capacity will become increasingly available in the foreseeable future, and such additional capacity may adversely affect the Company's margins and competitive position. In addition, the Company may experience period-to-period fluctuations in operating results because of general semiconductor industry conditions, overall economic conditions, or other factors. The Company's business is also subject to the risks associated with the imposition of legislation and regulations relating to the import or export of semiconductor products.

RISKS RELATING TO LOW-PRICED STOCKS. Prior to August 22, 1997, the Company's Common Stock was listed on the Nasdaq National Market (the "NNM"). In order for continued listing on the NNM, however, the Company was required to, maintain (1) $4,000,000 in net tangible assets because it has sustained losses from continuing operations and/or net losses in three of its four most recent fiscal years, (2) a $2,000,000 market value of the public float, (3) $1,000,000 in total capital and surplus, (4) a minimum bid price of $1.00 per share and (5) two market-makers. As of June 30, 1997, the Company was not in compliance with items (1) and (4) above.

        On July 15, 1997, the Nasdaq Stock Market ("Nasdaq") staff notified the Company of a bid price deficiency and provided a 90-day grace period within which to regain compliance with this requirement. On August 8, 1997, Nasdaq, based on a review of the Company's trading history from July 8 to August 8, 1997, indicated that the Company had regained compliance with the minimum closing bid price requirement of $1.00. On August 20, 1997, Nasdaq informed the Company that due to its failure to comply with the terms of the maintenance qualifications exception granted to the Company, the Company's Common Stock would be removed from the NNM and listed on the SCM effective August 22, 1997, pursuant to a waiver to the initial inclusion bid price requirement.

        On August 22, 1997, the Company announced that effective on such date the Company's Common Stock, formerly listed on the NNM, would be listed on the SmallCap Market ("SCM"), pursuant to a waiver to the initial inclusion bid price requirement. The Company's continued listing on the SCM is contingent upon the Company meeting the maintenance requirements.

        Substantial changes in Nasdaq initial listing and maintenance requirements became effective on February 23, 1998. These changes materially enhance the quantitative threshold criteria necessary to qualify for initial entry and continued listing on Nasdaq. In addition, corporate governance requirements, formerly applicable to the NNM for the first time, have been extended to the SCM. These changes require that companies listed on the SCM maintain (i) $2,000,000 in net tangible assets (total assets less total liabilities and goodwill), a market capitalization of $35,000,000, or $500,000 in net income for two of the last three years, (ii) a $1,000,000 market value for the public float, (iii) two market-makers, and (iv) a minimum bid price of $1.00 per share.

        After the new maintenance requirements became effective, the Company was notified that it was not in compliance with the new minimum bid price requirement and that the Company would have 90 calendar days in order to regain compliance. The Company may regain compliance if its securities trade at or above the minimum bid price requirement for at least ten consecutive trade days. If after 90 days the Company has not regained compliance, Nasdaq will issue a delisting letter and the Company may request a hearing at that time, which will generally stay delisting until the hearing has been completed. The Company's stockholders, at a Special Meeting of Stockholders held on May 1, 1998, approved a ten-for-one reverse stock split of the Company's Common Stock such that every ten shares were combined into one share of Common Stock (par value $0.01 per share). The stock split increased the price per share of the Company's Common Stock sufficiently to bring such price over $1.00 per share for a period of more than ten trading days.

        On July 23, 1998, the Company was again notified that it was not in compliance with the minimum bid price requirement and that the Company would have 90 calendar days, which expire on October 23, 1998, in order to regain compliance. The Company may regain compliance if its securities trade at or above the minimum bid price requirement for at least ten consecutive trade days. If after 90 days the Company has not regained compliance, Nasdaq will issue a delisting letter and the Company may request a hearing at that time, which will generally stay delisting until the hearing has been completed. The Company is submitting a proposal to stockholders at the Annual Meeting of Stockholders, which has been adjourned until August 25, 1998, to effectuate a reverse stock split in a ratio of fifteen-to-one. The stock split should increase the price per share sufficiently to bring such price over $1.00 per share. No assurances can be made that such stock will trade above $1.00 per share or that the Company will be in compliance with the Nasdaq listing requirements.

If the Company's securities are delisted from Nasdaq, trading, if any, of the Company's securities would thereafter have to be conducted in the non-Nasdaq over-the-counter market. In such event, an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Company's securities. In addition, if the Common Stock were to become delisted from trading on Nasdaq and the trading price of the Common Stock were to remain below $5.00 per share, trading in the Company's Common Stock would also be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions.) The additional burdens imposed upon broker-dealers by such requirements could discourage broker-dealers from effecting transactions in the Common Stock, which could severely limit the market liquidity of the Common Stock and the ability of investors to trade the Company's Common Stock. See "--Risks Relating to Low-Priced Stock; Possible Effect of "Penny Stock" Rules on Liquidity for the Company's Securities." The Company's Common Stock continues to be below the $1.00 minimum bid price requirement. If the Company's securities remain below the minimum bid price requirement, it could result in the Company's securities being delisted from Nasdaq. There can be no assurances that the Company's securities will meet the minimum bid price requirements or any of the other continued listing requirements in the future.

RISKS RELATING TO LOW-PRICED STOCK; POSSIBLE EFFECT OF "PENNY STOCK" RULES ON LIQUIDITY FOR THE COMPANY'S SECURITIES. If the Company's securities were not listed on a national securities exchange nor listed on a qualified automated quotation system, they may become subject to Rule 15g-9 under the Exchange Act, which imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and "accredited investors" (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000 or $300,000 together with their spouse). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, such Rule may affect the ability of broker-dealers to sell the Company's securities and may affect the ability of purchasers to sell any of the Company's securities in the secondary market. The Securities and Exchange Commission (the "Commission") has adopted regulations that define a "penny stock" to be any equity security that has a market price (as therein defined) of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the Commission relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

The foregoing required penny stock restrictions will not apply to the Company's securities if the Company meets certain minimum net tangible assets or average revenue criteria. If applicable, there can be no assurance that the Company's securities will qualify for exemption from the penny stock restrictions. In any event, even if the Company's securities were exempt from such restrictions, the Company would remain subject to Section 15(b)(6) of the Exchange Act, which gives the Commission the authority to restrict any person from participating in a distribution of penny stock, if the Commission finds that such a restriction would be in the public interest.

If the Company's securities were subject to the rules on penny stocks, the market liquidity for the Company's securities could be materially adversely affected.

DEPENDENCE ON NEW PRODUCTS AND TECHNOLOGIES. The market for the Company's products is characterized by rapidly changing technology, short product life cycles, cyclical oversupply and rapid price erosion. Average selling prices for many of the Company's products have generally decreased over the products' life cycles in the past and are expected to decrease in the future. Accordingly, the Company's future success will depend, in part, on its ability to develop and introduce on a timely basis new products and enhanced versions of its existing products which incorporate advanced features and command higher prices. The success of new product introductions and enhancements to existing products depends on several factors, including the Company's ability to develop and implement new product designs, achievement of acceptable production yields and market acceptance of customers' end products. In the past, the Company has experienced delays in the development of certain new and enhanced products. Based upon the increasing complexity of both modified versions of existing products and planned new products, such delays could occur again in the future. Further, the cost of development can be significant and is difficult to forecast. In addition, there can be no assurance that any new or enhanced products will achieve or maintain market acceptance. If the Company is unable to design, develop and introduce competitive products or to develop new or modified designs on a timely basis, the Company's operating results will be materially adversely affected.

DEPENDENCE ON FOUNDRIES AND OTHER THIRD. The Company is in the process of seeking wafer supply from other offshore foundries, and anticipates that it will conduct business with other foundries by delivering written purchase orders specifying the particular product ordered, quantity, price, delivery date and shipping terms and, therefore, such foundries will not be obligated to supply products to the Company for any specific period, in any specific quantity or at any specified price, except as may be provided in a particular purchase order. Reliance on outside foundries involves several risks, including constraints or delays in timely delivery of the Company's products, reduced control over delivery schedules, quality assurance, potential costs and loss of production due to seismic activity, weather conditions and other factors. To the extent a foundry terminates its relationship with the Company, or should the Company's supply from a foundry be interrupted or terminated for any other reason, the Company may not have a sufficient amount of time to replace the supply of products manufactured by the foundry. Should the Company be unable to obtain a sufficient supply of products to enable it to meet demand, it could be required to allocate available supply of its products among its customers. Until recently, there has been a worldwide shortage of advanced process technology foundry capacity and there can be no assurance that the Company will obtain sufficient foundry capacity to meet customer demand in the future, particularly if that demand should increase. The Company is continuously evaluating potential new sources of supply. However, the qualification process and the production ramp-up for additional foundries could take longer than anticipated, and there can be no assurance that such sources will be able or willing to satisfy the Company's requirements on a timely basis or at acceptable quality or per unit prices.

Constraints or delays in the supply of the Company's products, whether because of capacity constraints, unexpected disruptions at the current or future foundries or assembly houses, delays in obtaining additional production at the existing foundry or in obtaining production from new foundries, shortages of raw materials or other reasons, could result in the loss of customers and other material adverse effects on the Company's operating results, including effects that may result should the Company be forced to purchase products from higher cost foundries or pay expediting charges to obtain additional supply.

LITIGATION. On August 12, 1996, a securities class action lawsuit was filed in Santa Clara County Superior Court against the Company and Michael Gulett, Robert McClelland, Richard A. Veldhouse and Chiang Lam (the "Paradigm Defendants") and PaineWebber, Inc. The class alleged by Plaintiffs consisted of purchasers of the Company's Common Stock from November 20, 1995 to March 22, 1996, inclusive (the "Class Period"). The complaint alleges negligent misrepresentation, fraud and deceit, breach of fiduciary duty and violations of certain provisions of the California Corporate Securities Law and Civil Code. Plaintiffs seek an unspecified amount of compensatory and punitive damages. Plaintiffs allege, among other things, that the Paradigm Defendants wrongfully represented that the Company would have protection against adverse market conditions in the semiconductor market based on the Company's focus on high speed, high performance semiconductor products. Plaintiffs allege that the Paradigm Defendants made these alleged misrepresentations to enable: (iv) insiders to sell their shares at a profit, (v) Paradigm's stock price to be positioned for a secondary offering of 243,250 shares of stock (which was later withdrawn) and
(vi) Paradigm to acquire NewLogic (which acquisition was later accomplished in exchange for 31,439 shares of Paradigm's Common Stock and cash). Plaintiffs allege defendants McClelland, McDonald and Veldhouse respectively acquired 55, 54 and 63 shares of the Company's stock on January 2, 1996 at a price of $114.80 per share and sold all of the stock on the same day at a price of $135.00 per share. Plaintiffs further allege (i) defendant McClelland sold 700 shares of Paradigm's stock on or about February 22, 1996 at a price of $145.00 per share,
(ii) defendant Lam sold 313 shares of Paradigm's stock on or about February 23, 1996 at a price of $150.00 per share, which Shares were acquired by exercise of options on January 2, 1996 at a price of $5.00 per share and (iii) defendant McClelland sold 100 share of the Company's stock on February 26, 1996 at a price of $165.00. The Paradigm Defendants intend to vigorously defend the action. On September 30, 1996, the Paradigm Defendants filed a demurrer seeking to have plaintiffs' entire complaint dismissed with prejudice. On December 12, 1996, the Court sustained the demurrer as to all of the causes of action against Michael Gulett and as to all causes of actions, except for violation of certain provisions of the California Corporate Securities Law, against the remaining Paradigm Defendants. The Court, however, granted plaintiffs leave to amend the complaint to attempt to cure the defects which caused the Court to sustain the demurrer. Plaintiffs failed to amend within the allotted time. On January 8, 1997, the Paradigm Defendants filed an answer to the complaint denying any liability for the acts and damages alleged by Plaintiffs. Plaintiffs have since served the Paradigm Defendants with discovery requests for production of documents and interrogatories, to which the Paradigm Defendants have responded. Plaintiffs have also subpoenaed documents from various third parties. The Paradigm Defendants have served Plaintiffs with an initial set of discovery requests, to which Plaintiffs have responded. The Paradigm Defendants also took the depositions of the named Plaintiffs on April 9, 1997. On January 15, 1997, Plaintiffs filed a motion to certify the matter as a class action. Plaintiffs sought by their motion to certify a nationwide class of those who purchased the Company's stock during the Class Period. After several hearings and continuances, on February 9, 1998 the Court certified a class consisting only of California purchasers of the Company's stock during the Class Period. On April 9, 1998, the Court granted Plaintiffs' motion to amend their complaint to incorporate factual allegations derived from the May 19, 1997 action described below. The Court overruled the Paradigm Defendants' demurer to the amended complaint on August 6, 1998. The Paradigm Defendants' response to the amended complaint is due to be filed on August 24, 1998. There can be no assurance that the Company will be successful in the defense of this action. If unsuccessful in the defense of any such claim, the Company's business, operating results and cash flows could be materially adversely affected.

On February 21, 1997, an additional purported class action lawsuit was filed in Santa Clara County Superior Court against the Company and Michael Gulett, Robert McClelland, Richard A. Veldhouse, Chiang Lam, PaineWebber, Inc. and Smith Barney (the "Paradigm Defendants"), with causes of action and factual allegations essentially identical to those of the August 12, 1996 class action lawsuit. Prior to the hearing on the Paradigm Defendants' demurrer to the initial complaint, Plaintiff amended his complaint to incorporate factual allegations derived from the May 19, 1997 lawsuit described below. The Paradigm Defendants filed a demurrer to the amended complaint, which was heard on September 9, 1997. On September 10, 1997, the Court issued an order sustaining the Paradigm Defendants' demurrer as to all causes of action without leave to amend. A judgment in favor of the Paradigm Defendants dismissing the entire complaint was entered by the Court on September 23, 1997. Plaintiff has appealed the decision and filed a brief in support of his appeal. The Paradigm Defendants' responsive brief was filed March 30, 1998. Plaintiff has requested oral argument. There can be no assurances that the Company will be successful in defeating the appeal. If unsuccessful in defeating the appeal, the Company's business, operating results and cash flows could be materially adversely affected.

On May 19, 1997, three former employees of the Company, Thomas Campbell, James Zulliger and Mark Wagenhals, filed an action in Santa Clara County Superior Court. The complaint names as defendants the Company, Michael Gulett, Richard Veldhouse, Dennis McDonald and Chiang Lam. Plaintiffs filed with the complaint a notice that they consider their case related legally and factually to the August 12, 1996 class action lawsuit described above. The complaint alleges fraud, breach of fiduciary duty and violations of certain provisions of the California Corporate Securities Law and Civil Code. Plaintiffs allege that they purchased the Company's stock at allegedly inflated prices and were damaged thereby. Plaintiffs seek an unspecified amount of compensatory, rescissory and/or punitive damages. Defendants responded to the complaint on September 12, 1997 by filing a demurrer as to all causes of action. Prior to the hearing on the demurrer, Plaintiffs amended their complaint to identify two allegedly fraudulent sale transactions. In particular, Plaintiffs allege that Paradigm reported a sale of $1,650,000 worth of products to NexGen, Inc., one of Paradigm's customers, that was not a legitimate sale. Plaintiffs allege that the order was sent to the shipping floor during the evening shift on December 31, 1995, to be out before midnight, was included in year-end sales and was returned, apparently untouched, in April 1996. In addition, Plaintiffs allege that on March 31, 1996, Paradigm shipped $1,440,080 worth of products to Arco, one of Paradigm's distributors, that was not a legitimate order. Plaintiffs allege this shipment was later returned untouched for full credit. Defendants filed a demurrer as to all causes of action in the amended complaint, which was heard on April 2, 1998. That same day, the Court issued its order sustaining the demurrer on multiple grounds, but granted Plaintiffs leave to amend the complaint by May 15, 1998. Defendants filed a demurrer in response to the second amended complaint, which is set for hearing on September 3, 1998. Plaintiffs have served the Company and two of the individual defendants with requests for production of documents, to which the Company and the individual defendants have responded. Plaintiffs also took the deposition of a third party on April 23, 1998. The Company has served plaintiff with form interrogatories, to which they have responded. The Company also took Plaintiffs' depositions on April 20-22, 1998. The deposition of one of Plaintiffs is continuing. There can be no assurance that the Company will be successful in defense of this action. If unsuccessful in the defense of any such claim, the Company's business, operating results and cash flows could be materially adversely affected.

On May 19, 1998, an additional securities class action lawsuit was filed in the United States District Court for the Northern District of California against Paradigm and Michael Gulett, Robert McClelland, Richard A. Veldhouse and Chiang Lam. The complaint alleges violations of section 10(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), Securities and Exchange Commission Rule 10b-5 and section 20(a) of the Exchange Act. Plaintiff alleges the same class and the same substantive factual allegations that are contained in the August 12, 1996 action as amended. The Paradigm Defendants intend to vigorously defend the action. Defendants filed a motion to dismiss Plaintiff's claims with prejudice on July 27, 1998. It is set to be heard on October 2, 1998. There can be no assurances that Paradigm will be successful in the defense of this action. If unsuccessful in the defense of any such claim, Paradigm's business, operating results and cash flows could be materially adversely affected.

The Company is involved in various other litigation and potential claims. Due to the inherent uncertainty of litigation, management is not able to reasonably estimate losses that may be incurred in relation to this litigation. However, based on the facts presently known, management believes that the resolution of these matters will not have a material adverse impact on the results of operations or the financial position of the Company.

PRODUCT AND CUSTOMER CONCENTRATION; DEPENDENCE ON TELECOMMUNICATIONS AND COMPUTER INDUSTRIES. Currently, substantially all of the Company's sales are derived from the sale of SRAM products. Substantially all of the Company's products are incorporated into telecommunications and computer-related products. The telecommunications and computer industries have recently experienced strong unit sales growth, which has increased demand for integrated circuits, including the memory products offered by the Company. However, these industries have from time to time experienced cyclical, depressed business conditions. Such industry downturns have historically resulted in reduced product demand and declining average selling prices. The Company's business and operating results could be materially and adversely affected by a downturn in the telecommunications or computer industries in the future.

COMPETITION. The semiconductor industry is intensely competitive and is characterized by rapidly changing technology, short product life cycles, cyclical oversupply and rapid price erosion. The Company competes with large domestic and international semiconductor companies, most of which have substantially greater financial, technical, marketing, distribution, and other resources than the Company. The Company's principal competitors in the high performance SRAM market include Motorola and Micron Technology. Other competitors in the SRAM market include Alliance Semiconductor, Cypress Semiconductor, Integrated Device Technology, Integrated Silicon Solution, Samsung and numerous other large and emerging semiconductor companies. In addition, other manufacturers can be expected to enter the high speed, high density SRAM market.

The ability of the Company to compete successfully depends on elements outside its control, including the rate at which customers incorporate the Company's products into their systems, the success of such customers in selling those systems, the Company's protection of its intellectual property, the number, nature, and success of its competitors and their product introductions, and general market and economic conditions. In addition, the Company's success will depend in large part on its ability to develop, introduce, and manufacture in a timely manner products that compete effectively on the basis of product features (including speed, density, die size, and packaging), availability, quality, reliability, and price, together with other factors including the availability of sufficient manufacturing capacity and the adequacy of production yields. There is no assurance that the Company will be able to compete successfully in the future.

STRATEGIC RELATIONSHIPS; POTENTIAL COMPETITION. The Company, pursuant to certain licenses of its technology, has entered into strategic relationships with NKK and Atmel. The Company has had a long-standing business relationship with NKK which began in October 1992. The Company, NKK and affiliates of NKK entered into several equity and debt transactions which provided start-up and development funding to the Company. Given the long-standing relationship, the Company and NKK entered into three technology license and development agreements which provide for NKK to supply the Company a specified number of 1M SRAMs for three years. These Agreements provided funding to the Company.

The Company's business relationship with Atmel began in April 1995 when pursuant to certain agreements, Atmel purchased a substantial number of shares of the Company's stock from the Company, certain stockholders of the Company who had been unsecured creditors of the Company as of the Reorganization and from the Company's equipment lessors. Atmel also acquired certain warrants to purchase shares of the Company's Common Stock. In 1995, the Company and Atmel entered into a five-year License and Manufacturing Agreement pursuant to which Atmel would provide the capacity to manufacture wafers at its wafer manufacturing facility. The Company entered into such agreement with Atmel because Atmel provided the Company with significant wafer manufacturing capacity when such capacity was in short supply.

The Company previously licensed the design and process technology for substantially all of its products at such time, including certain of its 256K, 1M and 4M products, to NKK as a source of revenue. The Company has not licensed any of its current products to NKK. In the future, the Company may compete with NKK with respect to all of such products in certain Pacific Rim countries, North America and Europe and, as to certain of its 256K and 1M products, in the rest of the world. In 1995, NKK commenced production of products using the Company's design and process technologies, and therefore may become a more significant competitor of the Company. Paradigm has also licensed to Atmel the right to produce certain of its SRAM products which provided significant wafer manufacturing capacity. As a result, the Company is likely to compete with Atmel with respect to such products. Because Atmel has greater resources than the Company and has foundry capacity, any such competition could adversely affect the Company. To the extent that the Company enters into similar arrangements with other companies, it may compete with such companies as well.

DEPENDENCE ON PATENTS, LICENSES AND INTELLECTUAL PROPERTY; POTENTIAL LITIGATION. The Company intends to continue to pursue patent, trade secret, and mask work protection for its semiconductor process technologies and designs. To that end, the Company has obtained certain patents and patent licenses and intends to continue to seek patents on its inventions and manufacturing processes, as appropriate. The process of seeking patent protection can be long and expensive, and there is no assurance that patents will be issued from currently pending or future applications or that, if patents are issued, they will be of sufficient scope or strength to provide meaningful protection or any commercial advantage to the Company. In particular, there can be no assurance that any patents held by the Company will not be challenged, invalidated, or circumvented, or that the rights granted thereunder will provide competitive advantage to the Company. The Company also relies on trade secret protection for its technology, in part through confidentiality agreements with its employees, consultants and third parties. There can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known to or independently developed by others. In addition, the laws of certain territories in which the Company's products are or may be developed, manufactured, or sold may not protect the Company's products and intellectual property rights to the same extent as the laws of the United States.

There has been substantial litigation regarding patent and other intellectual property rights in the semiconductor industry. In the future, litigation may be necessary to enforce patents issued to the Company, to protect trade secrets or know-how owned by the Company, or to defend the Company against claimed infringement of the rights of others and to determine the scope and validity of the proprietary rights of others. The Company has from time to time received, and may in the future receive, communications alleging possible infringement of patents or other intellectual property rights of others. Any such litigation could result in substantial cost to and diversion of effort by the Company, which could have a material adverse effect on the Company. Further, adverse determinations in such litigation could result in the Company's loss of proprietary rights, subject the Company to significant liabilities to third parties, require the Company to seek licenses from third parties, or prevent the Company from manufacturing or selling its products, any of which could have a material adverse effect on the Company.

INTERNATIONAL OPERATIONS; CURRENCY FLUCTUATIONS. A significant portion of the Company's sales are attributable to sales outside the United States, primarily in Asia and Europe. In fiscal 1997, Asia and Europe accounted for approximately 7% and 5%, respectively, of the Company's revenues. The Company expects that international sales will continue to represent a significant portion of its sales. The Company currently conducts business in Singapore, Japan, Taiwan, Hong Kong, United Kingdom, Belgium, Sweden, France, Germany and Israel. In addition, the Company expects that a significant portion of its products will be manufactured by independent third parties in Asia.

Therefore, the Company is subject to the risks of conducting business internationally, and both manufacturing and sales of the Company's products may be adversely affected by political and economic conditions abroad. Protectionist trade legislation in either the United States or foreign countries, such as a change in the current tariff structures, export compliance laws or other trade policies, could adversely affect the Company's ability to have products manufactured or sell products in foreign markets. The Company cannot predict whether quotas, duties, taxes or other charges or restrictions will be imposed by the United States, Hong Kong, Japan, Taiwan or other countries upon the importation or exportation of the Company's products in the future, or what effect any such actions would have on its relationship with NKK or other manufacturing sources, or its general business, financial condition and results of operations. In addition, there can be no assurance that the Company will not be adversely affected by currency fluctuations in the future. The prices for the Company's products are denominated in U.S. dollars and all of Paradigm's business transactions are in U.S. dollars. Accordingly, any increase in the value of the dollar as compared to currencies in the Company's principal overseas markets would increase the foreign currency-denominated sales prices of the Company's products, which may negatively affect the Company's sales in those markets. The Company has not entered into any agreements or instruments to hedge the risk of foreign currency fluctuations. Currency fluctuations in the future may also increase the manufacturing costs of the Company's products. Although the Company has not to date experienced any material adverse effect on its operations as a result of such international risks, there can be no assurance that such factors will not adversely impact the Company's general business, financial condition and results of operations.

EMPLOYEES. The Company's future success will be heavily dependent upon its ability to attract and retain qualified technical, managerial, marketing and financial personnel. The Company has experienced a high degree of turnover in personnel, including at the senior and middle management levels. The competition for such personnel is intense and includes companies with substantially greater financial and other resources to offer such personnel. Recently, the Company has had to significantly reduce its work staff. There can be no assurance that the Company will be able to attract and retain the necessary personnel, and any failure to do so could have a material adverse effect on the Company.

POTENTIAL VOLATILITY OF STOCK PRICE. The trading price of the Company's Common Stock is subject to wide fluctuations in response to variations in operating results of the Company and other semiconductor companies, actual or anticipated announcements of technical innovations or new products by the Company or its competitors, general conditions in the semiconductor industry and the worldwide economy, and other events or factors. The Company's stock traded from a high of $372.50 in August 1995 to a low of $.21 in July 1998 (after giving effect to the ten-for-one reverse stock split). In addition, the stock market has in the past experienced extreme price and volume fluctuations, particularly affecting the market prices for many high technology companies, and these fluctuations have often been unrelated to the operating performance of the specific companies. These market fluctuations may adversely affect the market price of the Company's Common Stock.

ANTI-TAKE OVER EFFECTS OF CERTAIN CHARTER PROVISIONS. Certain provisions of the Company's Certificate of Incorporation and Bylaws and of Delaware law could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. Such provisions could diminish the opportunities for a stockholder to participate in tender offers, including tender offers at a price above the then current market value of the Common Stock.

Such provisions may also inhibit fluctuations in the market price of the Common Stock that could result from takeover attempts. In addition, the Board of Directors, without further stockholder approval, may issue Preferred Stock that could have the effect of delaying or preventing a change in control of the Company. The issuance of Preferred Stock could also adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others.

YEAR 2000. The Year 2000 issue arises because most computer hardware and software was developed without considering the impact of the upcoming change in the century. The hardware and software were originally designed to accept two-digit entries rather than four-digit entries in the date code field. As a result, certain computer systems and software packages will not be able to correctly interpret dates beyond December 31, 1999 and thus, will interpret dates beginning January 1, 2000 to represent January 1, 1900. This could potentially result in computer failure or miscalculations, causing operating disruptions, including among other things, a temporary inability to process transactions, send invoices or engage in other ordinary activities.

        The Company has evaluated all of its computer software and database software to identify modifications, if any, that may be required to address Year 2000 issues. The Company does not believe there is significant risk associated with the Year 2000 problem. The Company primarily uses third-party software programs written and updated by outside firms. The Company intends to test all of its software programs during 1998 to ensure that each will work in conjunction with the other after December 31, 1999. If unforeseeable problems arise during the testing phase, the Company intends to have them corrected prior to the end of the 1998 calendar year. The Company does not expect the financial cost associated with any required modifications to have a material adverse impact on the Company's results, operations or financial condition. Paradigm also relies on third parties to ship its products. Paradigm is investigating whether such third parties are Year 2000 compliant. Even if these third parties are not Year 2000 compliant, Paradigm does not expect such non-compliance to have a material adverse impact on its results, operations or financial condition.

Item 3.  Quantitative and Qualitative Disclosures About Market Risk.

Pursuant to the General Instructions to Rule 305 of Regulation S-K, the quantitative and qualitative disclosures called for by this Item 3 and by Rule 305 of Regulation S-K are inapplicable to the Company at this time.

PART II.  OTHER INFORMATION


Item 1.  Legal Proceedings.

LITIGATION. On August 12, 1996, a securities class action lawsuit was filed in Santa Clara County Superior Court against the Company and Michael Gulett, Robert McClelland, Richard A. Veldhouse and Chiang Lam (the "Paradigm Defendants") and PaineWebber, Inc. The class alleged by Plaintiffs consisted of purchasers of the Company's Common Stock from November 20, 1995 to March 22, 1996, inclusive (the "Class Period"). The complaint alleges negligent misrepresentation, fraud and deceit, breach of fiduciary duty and violations of certain provisions of the California Corporate Securities Law and Civil Code. Plaintiffs seek an unspecified amount of compensatory and punitive damages. Plaintiffs allege, among other things, that the Paradigm Defendants wrongfully represented that the Company would have protection against adverse market conditions in the semiconductor market based on the Company's focus on high speed, high performance semiconductor products. Plaintiffs allege that the Paradigm Defendants made these alleged misrepresentations to enable: (vii) insiders to sell their shares at a profit, (viii) Paradigm's stock price to be positioned for a secondary offering of 243,250 shares of stock (which was later withdrawn) and (ix) Paradigm to acquire NewLogic (which acquisition was later accomplished in exchange for 31,439 shares of Paradigm's Common Stock and cash). Plaintiffs allege defendants McClelland, McDonald and Veldhouse respectively acquired 55, 54 and 63 shares of the Company's stock on January 2, 1996 at a price of $114.80 per share and sold all of the stock on the same day at a price of $135.00 per share. Plaintiffs further allege (i) defendant McClelland sold 700 shares of Paradigm's stock on or about February 22, 1996 at a price of $145.00 per share,
(ii) defendant Lam sold 313 shares of Paradigm's stock on or about February 23, 1996 at a price of $150.00 per share, which Shares were acquired by exercise of options on January 2, 1996 at a price of $5.00 per share and (iii) defendant McClelland sold 100 share of the Company's stock on February 26, 1996 at a price of $165.00. The Paradigm Defendants intend to vigorously defend the action. On September 30, 1996, the Paradigm Defendants filed a demurrer seeking to have plaintiffs' entire complaint dismissed with prejudice. On December 12, 1996, the Court sustained the demurrer as to all of the causes of action against Michael Gulett and as to all causes of actions, except for violation of certain provisions of the California Corporate Securities Law, against the remaining Paradigm Defendants. The Court, however, granted plaintiffs leave to amend the complaint to attempt to cure the defects which caused the Court to sustain the demurrer. Plaintiffs failed to amend within the allotted time. On January 8, 1997, the Paradigm Defendants filed an answer to the complaint denying any liability for the acts and damages alleged by Plaintiffs. Plaintiffs have since served the Paradigm Defendants with discovery requests for production of documents and interrogatories, to which the Paradigm Defendants have responded. Plaintiffs have also subpoenaed documents from various third parties. The Paradigm Defendants have served Plaintiffs with an initial set of discovery requests, to which Plaintiffs have responded. The Paradigm Defendants also took the depositions of the named Plaintiffs on April 9, 1997. On January 15, 1997, Plaintiffs filed a motion to certify the matter as a class action. Plaintiffs sought by their motion to certify a nationwide class of those who purchased the Company's stock during the Class Period. After several hearings and continuances, on February 9, 1998 the Court certified a class consisting only of California purchasers of the Company's stock during the Class Period. On April 9, 1998, the Court granted Plaintiffs' motion to amend their complaint to incorporate factual allegations derived from the May 19, 1997 action described below. The Court overruled the Paradigm Defendants' demurer to the amended complaint on August 6, 1998. The Paradigm Defendants' response to the amended complaint is due to be filed on August 24, 1998. There can be no assurance that the Company will be successful in the defense of this action. If unsuccessful in the defense of any such claim, the Company's business, operating results and cash flows could be materially adversely affected.

On February 21, 1997, an additional purported class action lawsuit was filed in Santa Clara County Superior Court against the Company and Michael Gulett, Robert McClelland, Richard A. Veldhouse, Chiang Lam, PaineWebber, Inc. and Smith Barney (the "Paradigm Defendants"), with causes of action and factual allegations essentially identical to those of the August 12, 1996 class action lawsuit. Prior to the hearing on the Paradigm Defendants' demurrer to the initial complaint, Plaintiff amended his complaint to incorporate factual allegations derived from the May 19, 1997 lawsuit described below. The Paradigm Defendants filed a demurrer to the amended complaint, which was heard on September 9, 1997. On September 10, 1997, the Court issued an order sustaining the Paradigm Defendants' demurrer as to all causes of action without leave to amend. A judgment in favor of the Paradigm Defendants dismissing the entire complaint was entered by the Court on September 23, 1997. Plaintiff has appealed the decision and filed a brief in support of his appeal. The Paradigm Defendants' responsive brief was filed March 30, 1998. Plaintiff has requested oral argument. There can be no assurances that the Company will be successful in defeating the appeal. If unsuccessful in defeating the appeal, the Company's business, operating results and cash flows could be materially adversely affected.

On May 19, 1997, three former employees of the Company, Thomas Campbell, James Zulliger and Mark Wagenhals, filed an action in Santa Clara County Superior Court. The complaint names as defendants the Company, Michael Gulett, Richard Veldhouse, Dennis McDonald and Chiang Lam. Plaintiffs filed with the complaint a notice that they consider their case related legally and factually to the August 12, 1996 class action lawsuit described above. The complaint alleges fraud, breach of fiduciary duty and violations of certain provisions of the California Corporate Securities Law and Civil Code. Plaintiffs allege that they purchased the Company's stock at allegedly inflated prices and were damaged thereby. Plaintiffs seek an unspecified amount of compensatory, rescissory and/or punitive damages. Defendants responded to the complaint on September 12, 1997 by filing a demurrer as to all causes of action. Prior to the hearing on the demurrer, Plaintiffs amended their complaint to identify two allegedly fraudulent sale transactions. In particular, Plaintiffs allege that Paradigm reported a sale of $1,650,000 worth of products to NexGen, Inc., one of Paradigm's customers, that was not a legitimate sale. Plaintiffs allege that the order was sent to the shipping floor during the evening shift on December 31, 1995, to be out before midnight, was included in year-end sales and was returned, apparently untouched, in April 1996. In addition, Plaintiffs allege that on March 31, 1996, Paradigm shipped $1,440,080 worth of products to Arco, one of Paradigm's distributors, that was not a legitimate order. Plaintiffs allege this shipment was later returned untouched for full credit. Defendants filed a demurrer as to all causes of action in the amended complaint, which was heard on April 2, 1998. That same day, the Court issued its order sustaining the demurrer on multiple grounds, but granted Plaintiffs leave to amend the complaint by May 15, 1998. Defendants filed a demurrer in response to the second amended complaint, which is set for hearing on September 3, 1998. Plaintiffs have served the Company and two of the individual defendants with requests for production of documents, to which the Company and the individual defendants have responded. Plaintiffs also took the deposition of a third party on April 23, 1998. The Company has served plaintiff with form interrogatories, to which they have responded. The Company also took Plaintiffs' depositions on April 20-22, 1998. The deposition of one of Plaintiffs is continuing. There can be no assurance that the Company will be successful in defense of this action. If unsuccessful in the defense of any such claim, the Company's business, operating results and cash flows could be materially adversely affected.

On May 19, 1998, an additional securities class action lawsuit was filed in the United States District Court for the Northern District of California against Paradigm and Michael Gulett, Robert McClelland, Richard A. Veldhouse and Chiang Lam. The complaint alleges violations of section 10(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), Securities and Exchange Commission Rule 10b-5 and section 20(a) of the Exchange Act. Plaintiff alleges the same class and the same substantive factual allegations that are contained in the August 12, 1996 action as amended. The Paradigm Defendants intend to vigorously defend the action. Defendants filed a motion to dismiss Plaintiff's claims with prejudice on July 27, 1998. It is set to be heard on October 2, 1998. There can be no assurances that Paradigm will be successful in the defense of this action. If unsuccessful in the defense of any such claim, Paradigm's business, operating results and cash flows could be materially adversely affected.

The Company is involved in various other litigation and potential claims. Due to the inherent uncertainty of litigation, management is not able to reasonably estimate losses that may be incurred in relation to this litigation. However, based on the facts presently known, management believes that the resolution of these matters will not have a material adverse impact on the results of operations or the financial position of the Company.

Other than as set forth above, there are no material pending legal proceedings against the Company or as to which any of its property is the subject.

Item 4.  Submission of  Matters to a Vote of Security Holders

On May 1, 1998, the Company's stockholders at a Special Meeting of Stockholders, adopted the following proposals:

         The stockholders approved an amendment to the Company's Amended and Restated Certificate of Incorporation to effectuate a ten-for-one reverse stock split, such that every ten shares of Common Stock shall be combined into one share of Common Stock (the "Reverse Stock Split"), par value $0.01 per share, by the following vote:

                    For                :       14,322,778
                    Against            :          762,980
                    Abstain            :          144,268

         The stockholders approved an amendment to the Company's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock of the Company to 50,000,000, par value $0.01 per share, by the following vote:

                    For                :        13,605,248
                    Against            :         1,395,936
                    Abstain            :           228,842

         As the Reverse Stock Split was approved, the Company took no action to increase the number of authorized shares of Common Stock.

Item 6.   Exhibits and Reports on Form 8-K.

          (a)   Exhibits

                27.1   Financial Data Schedule

          (b)   Reports on Form 8-K

          A Current Report on Form 8-K was filed with the Securities and Exchange Commission on August 10, 1998. The report announced the resignation of the Company's Chief Financial Officer and appointment of an interim Chief Financial Officer.



ITEMS 2, 3 AND 5 ARE NOT APPLICABLE AND HAVE BEEN OMITTED.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  August 14, 1998

                                   PARADIGM TECHNOLOGY, INC.


                                               /s/ Emeka Chukwu
                                   --------------------------------------------
                                                  Emeka Chukwu
                                         Acting Chief Financial Officer
                                   (Principal Financial and Accounting Officer)